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                                                                    EXHIBIT 2.1







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                            ASSET PURCHASE AGREEMENT


                                  by and among


                           EBI MEDICAL SYSTEMS, INC.


                                      and


                       PERSONAL DIAGNOSTICS, INCORPORATED


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                           Dated as of March 17, 1995

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                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT, made and entered into this 17th day of March, 1995, by and among EBI Medical Systems, Inc. (the "Buyer"), a Delaware corporation having its principal place of business at 6 Upper Pond Road, Parsippany, New Jersey 07054, and Personal Diagnostics, Incorporated (the "Seller"), a New Jersey corporation having its principal place of business at 3 Entin Road, Parsippany, New Jersey 07054.


                                  WITNESSETH:

     WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer, upon the terms and subject to the conditions of this Agreement, certain assets hereinafter more fully described,

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement and intending to be legally bound thereby, the Buyer and the Seller agree as follows:


                                   ARTICLE I

                               Terms of Purchase

     Section 1.01A. Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, convey, transfer, assign, and deliver, or cause to be sold, conveyed, transferred, assigned, and delivered, to the Buyer, and the Buyer agrees to purchase, all of the following assets described in this Section 1.01A (the "Purchased Assets"):

     (a) All right, title, and interest in and to the real property located at 3 Entin Road, Parsippany, Morris County, New Jersey 07054, Lot 9.04 in Block 202, and more particularly described in Schedule 1.01A(a), including all buildings, structures and improvements located thereon, fixtures contained therein, and appurtenances attached thereto in accordance with the terms and conditions set forth in Schedule 1.01A(a) (the "Real Property") and the provisions thereof, all of which are a part of this Agreement;

     (b) All manufacturing equipment and machinery listed in Schedule 1.01A(b) as well as related tools, supplies, spare parts, operation and maintenance manuals and warranties;

     (c) All rights in, to and under all leases, licenses or other similar agreements of tools, furniture, machinery, supplies, equipment, and other items of personal property entered into prior to the date hereof and listed in
Schedule 1.01(c);


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     (d)  All raw materials owned by Seller;

     (e) All prepaid expenses, deposits and other similar items, including without limitation those items listed in Schedule 1.01A(e),

     (f) All computer programs owned by Seller including, but not limited to, manufacturing, processing and control, and the source code and object code of all such computer programs; all additions, modifications, updates and enhancements thereto; detailed design specifications including program descriptions, system flow charts, file layouts, report layouts, screen layouts, and all other computer program documentation; and all user's manuals, training manuals, and other system and operations documentation relating to such computer programs;

     (g)  The computer hardware and equipment listed in Schedule 1.01A(g);

     Section 1.01B. Additionally Acquired Assets. The Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered to Buyer and the Buyer agrees to purchase, all of the work in process and associated documentation as listed on Schedule 1.01B on the date of settlement separate and apart from the Purchased Assets for additional consideration equal to the value of the work in process measured as a percentage of completion against the invoice amount.

     Section 1.02. Assumption of Obligations or Liabilities. At the Closing, the Buyer shall assume and agree to pay only the obligations and liabilities of the Seller set forth below (the "Assumed Obligations"), and the Buyer expressly does not assume and will not agree to assume or pay, and shall not be responsible for, any other obligation or liability of the Seller, direct or indirect, known or unknown, choate or inchoate, absolute or contingent. The Assumed Obligations are:

     (a) Buyer will complete all outstanding purchase orders of Seller's customers not complete on the closing date hereof, and as payment for said work in process as referenced in Section 1.01B, Buyer shall remit to Seller the value of the work in process relating to such orders as of the Closing Date based on the value of the work in process measured as a percentage of completion against the invoice amount in a manner consistent with the valuation methodology utilized in connection with Section 1.01B hereof (Seller shall provide to Buyer such production records, engineering reports and supplier and parts lists as may be required to complete such pending purchase orders);

     (b) Buyer will allow the Seller's current customers to continue their relationship as a customer or, at any customer's option, Buyer will provide them with a reasonable transition period to locate alternative manufacturing sources; and

     (c)  the personal property leases and other agreements set forth on
Schedule 1.02(c) hereto.


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     Section 1.03.  The Purchase Price.  The aggregate purchase price to be paid by the Buyer to the Seller for the Purchased Assets shall be Four Million Four Hundred Thousand Dollars ($4,400,000) (the "Purchase Price"), Five Hundred Thousand Dollars ($500,000) (hereinafter referred to as "Earnest Money Payment") of which has already been paid by the Buyer to the Seller. Subject to the terms and conditions contained in this Agreement, the entire Earnest Money Payment shall be credited against the Purchase Price or retained by the Seller as provided in Section 5.02 or returned to the Buyer as provided in Section 5.01 or
Section 5.02.

     Section 1.04. Payment of the Purchase Price. The balance of the Purchase Price shall be payable by the Buyer to the Seller at the Closing as follows:

     The sum of Three Million Nine Hundred Thousand Dollars ($3,900,000) shall be paid to the Seller by bank cashier's check, certified check or wire transfer of immediately available funds to such accounts with banks in the United States of America as directed in writing by the Seller at least three (3) business days prior to the Closing Date.

     Section 1.05. Allocation of the Purchase Price. The Buyer and the Seller shall prepare and file their Federal and state tax returns reflecting the transactions contemplated hereby in a manner consistent with the allocation of the Purchase Price provided in Schedule 1.05. The foregoing allocation is based upon the parties best estimate of the fair market value as of the Closing Date of each such item, class and category of Purchased Assets.

     Section 1.06.  Prorations.

     (a) In General. The Buyer and the Seller shall prorate those items normally subject to proration and reimbursement, such as fuel oil, utilities and other real property related expenses relating to the Real Property and real property taxes, on the basis of the number of days of the tax year, calendar year or service period, as the case may be, which has elapsed as of the Closing Date.

     (b) Wages, Vacation Pay, Severance, Etc. The Seller shall be responsible for all amounts, including wages, salaries, bonuses, commissions, vacation pay and severance pay, if any, and all other employee benefits due to all of its employees; provided, however, the Seller shall not be responsible for any such amounts accruing solely as a result of the employment of any person, including former employees of the Seller, by Buyer on, as of or after the Closing Date. The Seller shall be responsible for any notice required to be given to employees in respect of their employment by the Seller, but each such notice shall only be given with the prior express written approval of the Buyer.

     (c) Means of Effecting Adjustment. The adjustments and prorations required by this Section 1.06 shall be made as nearly as possible on the Closing Date, or other applicable date, and shall be settled in cash when made; provided, however, that the Seller and the Buyer agree to cooperate with one another regarding refinements to such adjustments based on information received after the Closing Date.



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                                   ARTICLE II

                         Warranties and Representations

     As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Seller represents and warrants to the Buyer that:

     Section 2.01. Organization; Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of
New Jersey.   The Seller has all the requisite corporate power and authority to own, lease and operate the Purchased Assets and to enter into this Agreement and the other agreements and documents contemplated by this Agreement and, subject to the receipt of the necessary consents and approvals set forth on Schedule
2.02 hereto, to consummate the transaction contemplated hereby. The Seller has delivered to the Buyer (a) true and complete copies of the Seller's Articles of Incorporation, including all amendments thereto, certified by the Secretary of State of the State of New Jersey, (b) a Certificate of Good Standing, and (c) copies of the Seller's Bylaws, as then currently in effect, certified as true and complete by the Seller's Secretary, copies of which are attached hereto as Exhibits 2.01(a), (b) and (c), respectively.

     Section 2.02. Authority, No Violation, Etc. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement, including without limitation the execution and delivery of the other agreements and documents to be executed and delivered by the Seller and the consummation of the transactions contemplated by such other agreements and documents, have been duly and validly authorized by all necessary action on the part of the Board of Directors and, upon the receipt of approval of the shareholders of the Seller at its 1995 Annual Meeting of Shareholders scheduled for Thursday, April 27, 1995, on the part of the shareholders of the Seller. This Agreement and the other agreements and documents to be executed and delivered by the Seller pursuant to the terms and conditions constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms and conditions, except as the enforceability thereof may be affected by bankruptcy or other similar laws affecting the enforcement of creditors' rights generally or by judicial discretion in connection with the application of equitable remedies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof, will:

     (a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Seller, or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which the Seller is a party, or by which the Seller or any of the Purchased Assets


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may be bound, except for such conflict, breach or default as to which valid, binding and enforceable waivers or consents have been obtained; or

     (b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to the Seller or any of the Purchased Assets; or

     (c) cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any liability or obligation of the Seller to be accelerated or increased.

     All consents and approvals of third parties and governmental authorities required in connection with the execution and delivery by the Seller of this Agreement and the other agreements and documents to be executed and delivered by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement and such other agreements and documents have been or will be by settlement hereof obtained, which consents and approvals are specified in
Schedule 2.02.

     Section 2.03. Compliance with Laws; No Default or Litigation. Except as set forth in Schedule 2.03:

     (a) The Seller is not in default or violation in any material respect (i) under any contract, agreement, lease, consent order, or other commitment to which it is a party or by which the Purchased Assets are subject or bound, (ii) under any law, rule, regulation, judgement, writ, injunction, order or decree of any court or any foreign, federal, state, local, or other governmental department, commission, board, bureau, agency, or instrumentality;

     (b) There are no actions, suits, claims, investigations, or legal, arbitration or administrative proceedings in progress, pending or, to Seller's knowledge, threatened against the Seller or involving any of the Purchased Assets, whether at law or in equity, whether civil or criminal in nature, or whether before or by a Federal, state, county, local, foreign, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; the Seller has not received any notice of any violation of any rule, regulation, ordinance, law, order, judgement, decree, or requirement relating to the Seller, the Purchased Assets or the transaction contemplated by this Agreement, and the Seller and its executive officers do not know of and have no reason to be aware of any basis for the same;

     (c) No action, suit or proceeding has been instituted or, to the knowledge of the Seller or its executive officers threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement; and

     (d) The Seller (without independent investigation or inquiry of any kind) is not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would have a material adverse affect on the Purchased Assets.

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     Section 2.04.  Personal Property-Owned.  Schedule 1.01A(b) contains a true and complete list and brief description of all manufacturing equipment and machinery and related items owned by Seller having a unit or individual replacement value in excess of Two Thousand Five Hundred Dollars ($2,500.00) (the "Personal Property"). To the best of Seller's knowledge, except as set forth in Schedule 1.01A(b), each item of the Personal Property conforms in all respects to applicable Federal, state, county, local, and foreign laws and regulations. Each item of the Personal Property set forth on Schedule 1.01A(b) hereto is in good operating condition and repair.

     Section 2.05. Personal Property - Leased. Schedule 1.01A(c) contains a true and complete list and brief description of all leases and other agreements under which the Seller is a lessee of, or holds or operates any tools, furniture, machinery, equipment, or other personal property owned by any other person or other entity and under which payments to such other person or entity individually exceed Two Thousand Five Hundred Dollars ($2,500.00) per annum (the "Leased Personal Property"). The Seller has delivered to the Buyer true and complete copies of the leases listed in Schedule 1.01A(c). The Seller is the owner and holder of the entire interest in the leasehold estates related to the Leased Personal Property purported to be granted by the leases or agreements under which it is a lessee or holds or operates any such items owned by any force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms. No consent of any lessor of the Leased Personal Property is required in connection with the transactions provided for in this Agreement, except as set forth in
Schedule 1.01A(c). To the best of Seller's knowledge, each item of the Leased Personal Property conforms in all respects to applicable Federal, state, county, local and foreign laws and regulations. Each item of the Leased Personal Property is in good operating condition and repair.

     Section 2.06.  Licenses and Permits.

     (a) The Seller possesses FDA Establishment Registration and all franchises, licenses, permits, certificates, approvals, and other authorizations necessary to own or lease and operate its business and the Purchased Assets as now conducted (the "Permits").

     (b) All of the Permits, including the name of the licensor or grantor of each of the Permits, a description of the subject matter of each of the Permits, the termination date, and any renewal options, are listed in Schedule 2.06(b). The Seller has or will prior to closing deliver to the Buyer true and complete copies of all of the Permits.

     Section 2.07. Rights Under Warranties. Schedule 2.07 contains a list and brief description of all rights in, to and under all guaranties, warranties and representations received by the Seller related to the Purchased Assets which were purchased by the Seller from the owners of the Purchased Assets immediately previous to the Seller.

     Section 2.08. Title to the Purchased Assets and Related Matters. The Seller has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens, pledges,

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

charges, security interests, encumbrances, easements, encroachments, rights of third parties, or other interests of any kind or character, except as set forth in Schedule 2.08, attached hereto and made a part hereof, and except for liens for taxes not yet due and payable. Subject to the receipt of the consents and approvals set forth in Schedule 2.02 hereto, the Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Purchased Assets, and the deeds and other instruments of assignment and transfer to be executed and delivered by the Seller to the Buyer at the Closing will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms (except as the enforcement thereof may be affected by bankruptcy or similar laws affecting the enforcement of creditors' rights generally or by judicial discretion in connection with the application of equitable remedies), and will effectively vest in the Buyer good and marketable title to the Purchased Assets. All consents necessary to consummate the foregoing have been obtained, or will be obtained as of the Closing Date, and are or will be valid and binding upon the persons giving the same, and the Seller shall deliver to the Buyer at or prior to the Closing a duly executed copy of each such consent.

     Section 2.09.  Environmental Matters.

     (a) Except as set forth on Schedule 2.09 hereto, the Real Property and all operations conducted thereon, including, but not limited to, the Seller's use of the Purchased Assets are currently in material compliance with all applicable federal, state and local environmental laws, regulations, and court and administrative orders, including all consent orders.

     (b) With respect to the Real Property, there exists no state of affairs and there has occurred no event which currently requires, or is currently expected to require in the future, reporting or disclosure by the owner of the Purchased Assets or the Owned Real Property to any federal, state or local agency concerned with environmental protection or management.

     (c) There are no pending or, to the Seller's knowledge, threatened claims by any private parties or governmental agencies, and there are no pending or, to the Seller's knowledge, threatened judicial or administrative actions, alleging violations of any federal, state or local environmental laws, regulations, or court or administrative orders on or connected with the Purchased Assets, or the operations conducted thereto on or at any time prior to the Closing Date.

     (d) Schedule 2.09, attached hereto and made a part hereof, contains a list and brief description of all written and oral communications between the Seller and any federal, state or local governmental authority with respect to environmental matters, including, but not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Comprehensive Environmental Response, Compensation and Liability Act, and equivalent state, local and foreign laws, and regulations issued pursuant thereto, since November 10, 1992 relating to the Real Property.

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     (e)  Seller acknowledges that the Seller's operations being conducted at the Real Property has a standard Industrial Classification (SIC) Code Number 3842 and that the terms and conditions of this Agreement are subject to compliance with the New Jersey Industrial Site Recovery Act ("ISRA").

     Section 2.10. Brokers' or Finders' Fees. No agent, broker, investment banker, person or firm acting on behalf of the Seller, its executive officers, or any shareholder, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby, except for those fees or commissions listed and described in Schedule 2.10, attached hereto and made a part hereof, which shall have been paid in full by the Seller prior to or at the Closing, and evidence of payment for which shall have been delivered to the Buyer at the Closing.

     Section 2.11. Disclosure. No representation or warranty by the Seller contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered herewith or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     Section 2.12. Absence of Obligations to the Shareholders. The Shareholders have no claims against the Purchased Assets for money or other property loaned, services rendered or otherwise, other than for current salary, bonus, pension benefits, reimbursement of expenses, and fringe benefits payable in accordance with the Seller's normal practices, which have not been fully paid and discharged.

     Section 2.13. Survival of Representations and Warranties of Seller. The representations and warranties of Seller made in this Agreement are correct, true and complete as of the date hereof and will be correct, true and complete as of the Closing with the same force and effect as those such representations and warranties had been made at the Closing, and shall survive the Closing for a period of three years. Each of Seller and Buyer acknowledge and agree that as long as written notice is given on or prior to the date set for expiration of the representations and warranties contained herein, the claims for indemnification pursuant to Article VIII hereof shall survive until such matter is resolved.


                                  ARTICLE III

                  Warranties and Representations of the Buyer

     As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller that:

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


     Section 3.01. Organization; Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all the requisite corporate power and authority to own, lease and operate its business as it is now being conducted and to enter into this Agreement and the other agreements and documents of transfer contemplated hereby. The Buyer has or will by Closing deliver to the Seller (a) true and complete copies of the Buyer's Articles of Incorporation, including all amendments thereto, certified by the Secretary of State of the State of Delaware, (b) a Certificate of Good Standing of the Buyer issued by the Secretary of State of the State of Delaware, and (c) a copy of the Buyer's By-Laws, as then currently in effect, certified as true and complete by the Buyer's Secretary.

     Section 3.02. Authority, No Violation, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Board of Directors of the Buyer. This Agreement and the other agreements and documents contemplated hereby are valid and binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions, except as the enforcement thereof may be affected by bankruptcy or other similar laws affecting the enforcement of creditors' rights generally or by judicial discretion in connection with the application of equitable remedies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Buyer with any of the provisions hereof, will (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Buyer, or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, or other instrument or obligation to which the Buyer is a party, or by which the Buyer or any of its properties or assets may be bound, except for such conflict, breach, or default as to which requisite waivers or consents have been obtained, (b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to the Buyer, or any of its properties or assets, or (c) cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any liability or obligation of the Buyer to be accelerated or increased. All consents and approvals of third parties and governmental authorities required in connection with the execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been or will be obtained by closing.

     Section 3.03. Brokers' or Finders' Fees. No agent, broker, investment banker, person, or firm acting on behalf of the Buyer or under the Buyer's authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby, except for those fees or commissions listed and described in Schedule 3.03, which shall have been paid in full by the Buyer prior to or at the Closing, and evidence of payment for which shall have been delivered to the Seller at the Closing.

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     Section 3.04.  Disclosure.  No representation or warranty by the Buyer contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     Section 3.05. Survival of Representations and Warranties of Buyer. The representations and warranties of Buyer made in this Agreement are correct, true and complete as of the date hereof and will be correct, true and complete as of the Closing with the same force and effect as those such representations and warranties had been made at the Closing, and shall survive the Closing for a period of three years. Buyer and Seller acknowledge and agree that as long as written notice is given on or prior to the date set for expiration of the representations and warranties provided herein, any claims for indemnification pursuant to Article VIII hereof shall survive until such matter is resolved.


                                   ARTICLE IV

                  Certain Pre-Closing Covenants of the Seller


     The Seller covenants and agrees that between the date hereof and the
Closing:

     Section 4.01. Maintenance of Corporate Status. The Seller shall be maintained at all times as a corporation validly existing and in good standing under the laws of the State of New Jersey.

     Section 4.02. Operation of Purchased Assets. The Seller shall (a) continue and preserve good relationships with suppliers; (b) maintain in full force and effect all licenses and permits required for the operation of the Purchased Assets; (c) maintain and keep in good order, consistent with past practice, all of the Seller's buildings, offices, shops and other structures, and, consistent with past practice, keep all machinery, tools, equipment, fixtures and other property in good condition, repair and working order; and (d) comply with its obligations contained in this Agreement.

     Section 4.03. Access to the Purchased Assets. The Seller shall supply the Buyer with all information concerning the Purchased Assets that the Buyer reasonably requests. In addition and without limiting the generality of the foregoing, the Seller shall permit the Buyer and its accountants, attorneys and other authorized representatives, to enter upon its offices and plant sites in order to inspect the books and other records pertaining to of the Purchased Assets and operations generally, to consult with and receive assistance from officers, employees, attorneys, and agents of the Seller, to examine the Purchased Assets, and to carry out any tests and examinations of the Purchased Assets deemed necessary by the Buyer, provided that such tests and examinations are conducted in a manner which does not interfere with the operations of the

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

Seller's business any more than reasonably necessary. The Seller shall deliver to the Buyer all internal reports relating to the operations of the Purchased Assets as such reports are made available to the management of the Seller. No investigation, test, examination or inquiry by the Buyer shall affect the representations and warranties contained in this Agreement or their survival at the Closing.

     Section 4.04. Insurance. The Seller shall maintain insurance as is currently in effect in respect of the Purchased Assets and against the risk of loss or damage attributable to casualty, storm, fire, theft, burglary or riot, and except to the extent that the Buyer receives the insurance proceeds on any casualty loss with respect to any of the Purchased Assets pursuant to this Agreement, the Seller shall have the risk of loss of or damage to the Purchased Assets from all causes from the date hereof to the Closing.

     Section 4.05. Notices. The Seller shall give all notices to governmental authorities and other third parties and take such other action required to be given or taken by it under any authorization, lease, note, mortgage, indenture, agreement, or other instrument in connection with the transactions contemplated by this Agreement.

     Section 4.06. Governmental Approvals. Promptly after the execution of this Agreement, the Seller shall file all applications and reports and take such other action which is required in connection with the transactions contemplated by this Agreement.

     Section 4.07. Consents to Transfer of Contracts and Leases. The Seller shall use its best efforts to obtain all consents and approvals set forth in
Schedule 2.02 hereto.

     Section 4.08. Fire or Casualty. In the event that any of the Purchased Assets are damaged or destroyed as a result of fire, casualty or other occurrence, no settlement shall be made with any insurance company and no decision with regard to restoration or rebuilding of any such assets shall be made without prior consent of the Buyer, which consent shall not be reasonably withheld.

     Section 4.09. Seller's Actions; Supplements to Representations and Warranties. From the date of this Agreement through the Closing Date, Seller shall not take any action or omit to take any action within its control to the extent such action or omission might result in a breach of any term or condition of this Agreement or in any representation or warranty contained in this Agreement being inaccurate or incorrect in any material respect on and as of the date of Closing. The Seller shall deliver to the Buyer, as soon as possible after any change or discovery thereof, but not later than at the Closing, supplemental information updating the information set forth in the schedules, representations and warranties of the Seller set forth in this Agreement to reflect subsequent occurrences, if any, (along with a notice stating the representations and warranties, including the schedules referred to therein, to which such supplemental information relates) so that such schedules, representations and warranties as supplemented by such information will be true and correct as of the Closing as if then made; provided, however, that the foregoing shall not be deemed to permit any transaction between the date hereof and the Closing not otherwise permitted by this Agreement.

     Section 4.10. General. The Seller will (a) not sell, transfer or otherwise convey any of the Purchased Assets (other than in the ordinary course of business), (b) not subject any of the Purchased Assets to any mortgage, security interest, encumbrance or other lien (other than in the ordinary course of business), (c) file when due all required tax returns and other reports, (d) comply in all respects with the New Jersey tax requirements and the New Jersey Bulk Sales Act, and (e) continue to operate its business in all respects in accordance with past practices.

     Section 4.11. Cooperation. The Seller shall generally cooperate with the Buyer and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE V

                          Termination and Break-up Fee

     Section 5.01. Termination by Mutual Agreement. This Agreement may be terminated by the mutual agreement in writing of the parties hereto at any time prior to the Closing, in which case the Earnest Money Payment shall be promptly returned to the Buyer.

     Section 5.02.  Termination and Break-up Fee.

(A) This Agreement and any obligations of the Buyer hereunder may be terminated by the Buyer at any time prior to or at Closing if any of the following should occur: (a) the approvals and consents set forth on Schedule 2.02 hereto shall not have been obtained on or prior to Closing or should a governmental agency prohibit the transaction contemplated by the Agreement (exclusive of the use or operation of the Purchased Assets beyond or outside the scope of the existing use or occupancy permit) for any reason beyond the control of Buyer or Seller;
(b) failure to obtain clearance reasonably acceptable to Buyer from the NJDEP under ISRA as required pursuant to Paragraph 4(b)(vii) of Schedule 1.01A(a) hereto; (c) there is a material adverse change in the Purchased Assets other than consumption of inventory and normal wear and tear experienced in the ordinary course of the Seller's business; and (d) the Seller's Shareholders have failed to authorize the completion of the transaction contemplated by this Agreement on or before May 11, 1995. In such event, Seller will immediately return the Buyer's Earnest Money Payment.

(B) In the event (a) the consents and approvals set forth in Schedule 2.02 hereto have been obtained, (b) a governmental agency has not prohibited the transfer or acceptance of title to the Purchased Assets, (c) Seller has obtained clearance reasonably acceptable to Buyer from the NJDEP under ISRA, (d) there is no material change in the Purchased Assets from the date hereof other than as permitted in Section 5.02(A)(c) hereof, and (e) the Seller's Shareholders have authorized the completion of the transaction contemplated by this Agreement on or before May 11, 1995, and Seller nevertheless refuses to close, Buyer will be entitled to receive back its Earnest Money Payment plus a break-up fee of $250,000 from the Seller.

(C) Should Buyer refuse to Purchase the Purchased Assets for any reason other than those items listed in Section 5.02(A), Buyer will forfeit its Earnest Money Payment to the Seller, and the Seller shall have no further claim against the Buyer, whether law or in equity, on account of each refusal.

                                   ARTICLE VI

                                  The Closing

     Section 6.01. Time and Place. The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at 9:00 a.m. (local time) at the offices of Wolff & Sampson, 280 Corporate Center, 5 Becker Farm Road, Roseland, New Jersey 07068-1776 no later than five business days from the last to occur; (a) receipt of clearance from the NJDEP under ISRA as required pursuant to Paragraph 4(b)(vii) of Schedule 1.01A(a) hereto and (b) receipt of Shareholder approval for Seller to authorize the consummation of the subject transaction.

     Section 6.02. Deliveries to the Buyer at the Closing. At the Closing, and simultaneously with the deliveries to the Seller specified in Section 6.03, the Seller shall deliver or cause to be delivered to the Buyer the following:

     (a) A duly executed Bill of Sale and Assignment in the form of Exhibit 6.02(a);

     (b)  The production records described in Section 1.03(a).

     (c) Certificates of the Seller as to the accuracy of its representations and warranties contained in this Agreement and as to its compliance with and fulfillment of all covenants, agreements, obligations and conditions required by this Agreement.

     (d) Copies of all resolutions adopted by the Board of Directors and shareholders of the Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a certificate, duly executed by the Secretary of the Seller, stating that such copies are true, complete and correct, and that the resolutions have been duly adopted by the Board of Directors or shareholders and remain in full force and effect.

     (e) Copies of all UCC-3 Termination Statements which evidence the termination of any liens or encumbrances affecting the Purchased Assets as well as evidence of receipt of the consents and approvals described in Schedule 2.02 hereto.

     (f) An opinion of Seller's counsel, to the Buyer, dated the Closing Date, in the form of Schedule 6.02(f).

     (g) A certificate of good standing for the Seller from the New Jersey Secretary of State dated within thirty (30) days of the Closing, and evidence that the New Jersey tax requirements have been complied with.

     (h) Any other documents or instruments of conveyance and transfer as the Buyer may reasonably request for the purpose of assigning, transferring, granting, conveying, and confirming the Purchased Assets or any part of the Purchased Assets to the Buyer.

Simultaneously with the foregoing deliveries, the Seller, through its respective officers, agents and employees, shall put the Buyer into full possession and enjoyment of all the Purchased Assets.

     Section 6.03. Deliveries to the Seller at the Closing. At the Closing, and simultaneously with the deliveries to the Buyer specified in Section 6.02, the Buyer shall deliver or cause to be delivered to the Seller the following:

     (a)  The payment specified in Section 1.05;

     (b) A certificate of the Buyer as to the accuracy of its representations and warranties contained in this Agreement and as to its compliance with and fulfillment of all covenants, agreements, obligations and conditions required by this Agreement.

     (c) Copies of all consents, approvals, orders, and authorizations necessary to the consummation by the Buyer of the purchase of the Purchased Assets and to the transactions contemplated by the Agreement upon terms and conditions satisfactory to the Seller.

     (d) An opinion of the Buyer's counsel, to the Seller, dated the Closing Date, in the form of Schedule 6.03(d) hereto.

     (e) Such instruments of assumption, satisfactory in form and substance to Seller and its counsel, as shall be reasonably necessary to meet the obligations of the buyer pursuant to Section 1.02 hereof.

     (f) Certified copies of the resolutions of the Board of Directors of the Buyer authorizing the execution and delivery of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                      Additional Covenants of the Parties

     Section 7.01. Arbitration. No civil action concerning any dispute arising under this Agreement shall be instituted before any court and all such disputes shall be submitted to final and binding arbitration under the auspices of the American Arbitration Association. Such arbitration shall be conducted in Morris County, New Jersey in accordance with the rules of such Association before a panel of three (3) arbitrators. One (1) arbitrator shall be selected by the Seller and one (1) arbitrator shall be selected by the Buyer; the two (2) arbitrators so selected shall select the third arbitrator. All costs and expenses of the arbitration, including attorneys' fees, shall be allocated among the parties according to the arbitrators' discretion. The arbitrators' award resulting from such arbitration may be confirmed and entered as a final judgment in any court of competent jurisdiction and enforced accordingly.

     Section 7.02. Bulk Sales. The Seller and John H. Michael shall jointly and severally indemnify, defend and hold the Buyer harmless against and in respect of any loss, expense or liability incurred by the Buyer by virtue of the provisions of any state bulk sales laws that might be applicable to the transactions contemplated in this Agreement as if such loss, expense or liability was an Indemnity Loss covered by the Seller's indemnity in Article VIII hereof, whether or not the Seller or the Buyer attempt to comply with such bulk sales law provisions. Nothing in this Section 7.02 shall estop or prevent either the Seller or the Buyer from asserting as a bar or defense to any action or proceeding brought under any state bulk sales law that such law is not applicable to the transactions contemplated in this Agreement.

     Section 7.03. Further Assurances. The Seller, after the Closing, without further consideration shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by the Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer, for the purpose of assigning, transferring, granting, conveying, and confirming the Purchased Assets or any part of the Purchased Assets to the Buyer. If requested by the Buyer, the Seller shall prosecute or otherwise enforce in its own name for the benefit of the Buyer any claims, rights, or benefits that are transferred to the Buyer by this Agreement and that require prosecution and enforcement in the Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at the Buyer's expense, unless such prosecution or enforcement is made necessary by a breach of this Agreement by the Seller.

                                  ARTICLE VIII

                                Indemnification

     Section 8.01. Indemnification by the Seller. The Seller hereby agrees to indemnify, defend and hold the Buyer, and its officers, directors, employees and shareholders (collectively, "Buyer's Indemnified Persons") harmless from and against all demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, settlements, penalties, and forfeitures, and costs and expenses incident thereto (including but not limited to attorneys' and accountants' fees, legal expenses, consultants' fees and court costs) of any kind or character (collectively, "Indemnity Losses" and individually, an "Indemnity Loss") asserted against, suffered or incurred by the Buyer's Indemnified Persons as a direct or indirect result of:

     (a) any material misrepresentation in or breach of the representations and warranties of the Seller, or the failure of the Seller to perform any of its respective covenants or obligations contained in this Agreement or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by the Seller, pursuant to this Agreement or in connection with the transactions contemplated hereby;

     (b) The use of the Purchased Assets prior to the Closing or the operations of the Seller subsequent to the Closing;

     (c) any liabilities, obligations, or expenses of the Seller not assumed by the Buyer at the Closing; and

     (d) liabilities for (i) wages, salaries, bonuses, commissions, vacation pay and severance pay, if any, and all other employee benefits due to any of Seller's employees (exclusive of such amounts accruing solely as a result of the employment of any such person, including former employees of the Seller, by Buyer on, as of or after the Closing Date), (ii) failure to comply with all federal, state, local and foreign laws, ordinances and regulations dealing with employment and employment practices, (iii) all wages and hours requirements and regulations, (iv) claims for unfair labor practices, safety or health violations, discrimination or wage claims; or (v) obligations of Seller under any collective bargaining agreement currently in existence, being negotiated or subject to negotiation or renegotiation by the Seller, as each of the foregoing may exist on or before the Closing.

     Section 8.02. Indemnification by the Buyer. The Buyer hereby agrees to indemnify, defend and hold the Seller, and its officers, directors, employees and shareholders (collectively "Seller's Indemnified Persons") and the Shareholders harmless from and against any Indemnity Loss asserted against, suffered or incurred by such the Seller's Indemnified Person as a direct or indirect result of:

     (a) any material misrepresentation in or breach of the representations and warranties of the Buyer or the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby;

     (b) the use of the Purchased Assets or the business operations of the Buyer after the Closing; or

     (c) the obligations and liabilities of the Seller assumed by the Buyer in accordance with Section 1.02 hereof.

     Section 8.03. Notice. If an indemnified party believes that it has suffered or incurred any Indemnity Loss, it shall promptly notify the indemnifying party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity. If any action at law, suit in equity or administrative action is instituted by or against a third party with respect to which an indemnified party intends to claim any liability or expense as an Indemnity Loss under this Article VIII, it shall promptly notify the indemnifying party of such action or suit.

     Section 8.04. Defense of Claims. The indemnifying party shall have 15 days after receipt of either notice referred to in Section 8.03 hereof to notify the indemnified party that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. If the indemnifying party does not give such notice, the indemnified party shall have the right to defend, contest, and, upon the prior written consent of the indemnifying party, which shall not be unreasonably withheld, settle or compromise such action or suit in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the indemnified party, promptly pay the indemnified party in accordance with the other terms of this Article VIII the amount of any Indemnity Loss resulting from its liability to the third party claimant. If the indemnifying party gives such notice, it shall have the right to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such action or suit, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided, however, that (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge securing the claims indemnified hereunder upon any asset of the indemnified party, (ii) the indemnifying party shall not thereby consent to the imposition of any injunction against the indemnified party without the written consent of the indemnified party, (iii) the indemnifying party shall permit the indemnified party to participate in such conduct or settlement through counsel chosen by the indemnified party, but the fees and expenses of such counsel shall be borne by the indemnified party except as provided in clause (iv) below, and (iv) upon a final determination of such action or suit, the indemnifying party shall agree promptly to reimburse to the extent required under this Article VIII the indemnified party for the full amount of any Indemnity Loss resulting from such action or suit and all reasonable and related expenses incurred by the indemnified party, except fees and expenses of counsel for the indemnified party incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action in good faith, the indemnified party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such action or suit, provided that in such event the indemnified party shall waive any right to indemnity therefor from the indemnifying party and no amount in respect thereof shall be claimed as an Indemnity Loss under this Article VIII.

     Section 8.05. Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person and further agrees to take such other action as reasonably may be requested by an indemnifying party to reduce or eliminate any loss or expense for which the indemnifying party would have responsibility, but the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

     Section 8.06. Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any claim against the indemnified party or conferences with representatives of or counsel for such persons.

     Section 8.07. Payment of Losses. The indemnifying party shall pay to the indemnified party in cash the amount of any loss to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within 15 business days after any such amount of losses is finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. Any claim for which indemnification occurs hereunder shall be, to the extent appropriate, assigned (without recourse) to the indemnifying party.

     Section 8.08. Designation of Roles in Joint Liability. For purposes of interpretation of this Agreement only, in the event that any claim alleges joint responsibility and liability of the Seller and the Buyer, the Seller shall be deemed to be the indemnifying party and the Buyer shall be deemed to be the indemnified party for purposes of determining which party has the right to defend any claim; provided, however, that such deemed designation shall in no way affect any determination regarding the relative liabilities of the parties.


                                   ARTICLE IX

                              Environmental Claims

     Section 9.01.  Reimbursement by Seller.

     (a) Notwithstanding the obligation of Seller to indemnify Buyer pursuant to Article VIII of this Agreement, Seller shall, upon demand of Buyer, and at its sole cost and expense, promptly take all actions to remediate any Release present at the Real Property in accordance with all requirements of the applicable governmental agency or agencies with jurisdiction over the matter. Promptly upon completion of such remediation, Seller shall close and seal all walls, borings or pits in compliance with applicable law, remove all associated equipment and restore the Real Property to the condition it was in prior to Remediation.

     (b)  In addition to Buyer's indemnity obligations to Seller pursuant to
Article VIII of this Agreement, Buyer shall indemnify, defend and hold the Seller harmless from and against any Indemnity Loss resulting from a Subsequent Release.

     (c)  The following definitions shall apply for purposes of this Article IX:

              (i) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended to the date hereof, 42 U.S.C. Section 9601, et seq., and the regulations adopted thereunder;

             (ii) "Cleanup Costs" shall mean the reasonable costs incurred by or assessed against Buyer in effecting the cleanup or removal of Hazardous Materials from a Release to the extent required by (a) CERCLA, RCRA, Spill Act or any other existing federal, state, or local environmental statute, or regulation, (b) a final administrative or judicial order relating to matters prior to the Closing Date, and (c) the related disposal or removed material, (d) in its monitoring, assessing and evaluation of the cleanup or removal, and (e) in taking other actions necessary or appropriate to prevent, minimize or mitigate damage to the public health or welfare or to the environment which would otherwise result from a Release;

            (iii) "Facility" shall mean the building and improvements located at the Real Property;

             (iv) "Hazardous Material" shall mean any substance which is or becomes defined as a "hazardous substance," "pollutant" or "contaminant" under any Environmental Requirements of CERCLA, a "solid waste" under RCRA, petroleum products under the Spill Act, or a substance defined similarly under any other existing federal, state, or local environmental statute or regulation";

              (v) "Matured Claim" shall mean a claim which is finally adjudicated by a court of competent jurisdiction, a claim which is settled by the parties prior to final adjudication with Seller's consent, which shall not be unreasonably withheld, or a claim which Seller has expressly acknowledged in writing as a Matured Claim for purposes of this Agreement;

             (vi) "RCRA" shall mean the Resource Conservation and Recovery Act, as amended to the date hereof, 42 U.S.C. Section 6901 et seq., and the regulations thereunder; and

            (vii) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment by Seller or any predecessor in interest of Seller at or from the Facility or Real Property before the Closing Date, or into or on the soil, subsoil, groundwater, surface water, or surface water sediment at the Facility or Real Property by any third party before the Closing Date.

           (viii) "Spill Act" shall mean the New Jersey Spill Compensation and Control Act, as amended to the date hereof, N.J.S.A. 58:10-23.11 et seq. and the regulations thereunder.

             (ix) "Subsequent Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing of a Hazardous Material into the environment caused by Buyer and not merely a continuing Release at or from the Facility or Real Property after the Closing, or into or on the soil, subsoil, groundwater, surface water or surface water sediment at the Facility by any third party after the Closing.

     Section 9.02. Limitations on Seller's Obligations. Seller shall have no obligation to reimburse Buyer to the extent Buyer receives or is entitled to receive proceeds of insurance or other payments by any third person in payment of Cleanup Costs or Matured Claims, or to the extent Buyer reasonably could have mitigated any costs it incurred. Notwithstanding, while Buyer is not entitled to a "double recovery" from Seller if it has received payment form third parties, it is under no obligation to sue anyone.

     Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Article IX, Article VIII hereof, or in
Schedule 1.01A(a) hereto, the Seller shall have no liability to the Buyer for any Cleanup Costs or Matured Claim arising on or after the fifth anniversary of this Agreement, whether relating to a Release or otherwise.

     Section 9.03. Causation. If any contamination of air, soil, subsoil, groundwater, surface water, or surface water sediment, or exposure of persons or property to Hazardous Materials results partly from a Release and partly from any other cause, the amount of the Cleanup Costs or Matured Claim attributable to the Release shall be determined equitably on the basis of all the facts and circumstances, including the relative amounts of contamination by Seller (and its predecessors in interest), Buyer, and any third persons and the time period in which any contamination by any third party occurred. Seller shall be obligated to reimburse Buyer only for such proportion of the Cleanup Costs or the Matured Claim, if any, which is attributable to the Release. In the event of such joint responsibility, Seller and Buyer shall jointly hire and share equally the costs of an investigation by an environmental consulting firm acceptable to Seller and Buyer ("Consultant"). The Consultant shall review all relevant technical data and information available and shall take all such other investigative and evaluative steps necessary to determine the amount of the Cleanup Costs or Matured Claim attributable to the Release on the basis of all the facts and circumstances. The Consultant's determination shall be fully and finally binding between Seller and Buyer.

     Section 9.04. New Laws Retroactively Applied. In the event of the adoption of any federal, state, or local statutes, ordinances, rules, regulations, or executive, administrative, or judicial orders after the closing (collectively "New Laws") that create expanded or additional liability for any environmental condition at the Real Property created by the Seller, its predecessors in interest, or a third party prior to the Closing, or to which Seller, its predecessors in interest, or a third party contributed prior to the Closing, the liability under the New Laws shall be treated as Cleanup Costs or as a Matured Claim hereunder, as the case may be (respectively, "Extended Cleanup Costs" and "Extended Matured Claim"), and the environmental condition shall be treated as a Release hereunder.

     The Seller's liability under this Section 9.04 shall be limited as follows:
(a) no claim for reimbursement shall be payable unless a written request for reimbursement is submitted on or before the fifth anniversary of the Closing Date, (b) with respect to any Extended Cleanup Cost or Extended Matured Claim under a New Law arising out of or under any state or local statute, ordinance, rule, regulation, or executive, administrative, or judicial order, Seller and Buyer shall share equally in paying for any such Extended Buyer Cleanup Cost of Extended Matured Claim; and (c) the rights of Buyer to reimbursement under this
Section 9.04 shall not be assignable and shall terminate upon transfer by Buyer of all or substantially all of the Purchased Assets or the Real Property to another.

     Section 9.05.  Procedures.

     (a) The provisions of Article VIII of this Agreement shall apply to any matters for which Buyer or Seller may have a reimbursable claim hereunder, including the provision of Section 8.04 hereof, except to the extent such provisions are inconsistent with this Section 9.05.

     (b) Buyer shall give Seller prompt written notice of any Claim relating to any matter to which it may be entitled to reimbursement under this Article IX, together with a statement of any available related information. Upon receipt of such notice, Seller shall have the right to defend any claim relating to such Release in accordance with the provision of Section 8.04 hereof. Buyer shall give Seller written notice of any Release, and of any contamination of air, soil, subsoil, groundwater, surface water, or surface water sediment, which may have been caused in whole or in part by a Release, promptly after it reports the same to the relevant governmental authorities.

     (c) Seller and Buyer shall each be entitled to participate in any judicial or administrative proceedings relating to any potential liability under this
Article IX, whether or not such party is otherwise a party to such proceedings, and to be represented therein at its expense by counsel of its choice. Although either party may be an indemnified person under Article VIII with respect to any third party claim and the other party would therefore otherwise have full authority to determine the action in any such proceeding, both parties reserve the right to contest independently of the other any matters relating to the allocation of responsibility for any such claim or the necessity for or extent of remedial action as a result of any such claim. Each party agrees to afford the other party and its counsel the opportunity to be present at, and to participate in, conferences with all persons (including governmental authorities) asserting any claim relating to any such matter, or with representatives of or counsel for such persons.

     (d)  Provided the procedural elements and notice requirements of Section
8.04 have been met, Seller shall pay to Buyer in cash any amount to which Buyer may become entitled under this Article VIII within 15 business days after Buyer notifies Seller in writing that Buyer has paid the Cleanup Costs or Matured Claim, or any portion thereof, which is payable by Seller, provided that Seller shall not be obligated to reimburse Buyer for Cleanup Costs or Matured Claims more often than once each calendar quarter.

     Section 9.06. Creditors. None of the provisions of this Article IX shall be for the benefit of, or shall be enforceable by, any creditor of Buyer or Seller.

     Section 9.07. Assignment of Article VIII Rights. None of the rights granted any party under the provisions of this Article IX shall be assignable except as specifically provided for hereafter. Except for the rights specified in Section 8.03, each of Seller and Buyer may assign any or all of its rights under this Article IX to an Affiliate of such party or successor entity by merger or other reorganization at any time and from time to time.

     Section 9.08.  Nonexclusive Remedy.  In all matters governed by this
Article IX the remedies and right to indemnification given to Buyer in this
Article IX shall be nonexclusive and shall not preclude the indemnified party from exercising its remedies under any other provision of any applicable law or this Agreement, including, without limitation, Buyer's remedies and right to indemnification under Article VIII.

     Section 9.09. Survival of Obligations. Except as otherwise specifically provided in Section 8.03, Seller's and Buyer's obligations under this Article IX shall survive the Closing for a period of five (5) years.



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



                                   ARTICLE X

                            Miscellaneous Provisions

     Section 10.01. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated herein (whether obtained before or after the date hereof), the investigation provided for herein, and the preparation of this Agreement and other related documents. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such party, (iv) is later lawfully acquired by such party from other sources, (v) is required to be disclosed under the provisions of any state or United States statute or regulation issued by a duly authorized agency, board or commission thereof, or (vi) is required to be disclosed by a rule or order of any court of competent jurisdiction.

     In the event of the termination of this Agreement, Buyer and Seller shall use all reasonable efforts to return upon request to the other (or destroy) all documents (and reproductions thereof) received from the other (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in this Section 10.01.

     Section 10.02. Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, except as otherwise expressly provided for herein.

     Section 10.03. Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     Section 10.04. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.

     Section 10.05. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto, and any defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving party's rights with respect to any other warranty, representation or covenant or any default hereunder, nor shall any waiver constitute a continuing waiver. The foregoing notwithstanding, if the Buyer has knowledge of the existence of any breach of or inaccuracies in any of the representations and warranties of the Seller contained in this Agreement or any breach of or noncompliance with any of the covenants of the Seller to be performed by the Sellers prior to the Closing, but nonetheless the Buyer proceeds to closing, the Buyer shall be deemed to have waived any such breach, inaccuracy or noncompliance. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     Section 10.06. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 10.07. Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein and made a part hereof in the same manner as if such exhibits and schedules were set forth at length.

     Section 10.08. Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     Section 10.09. Successors. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

     Section 10.10. Risk of Loss. Any loss or damage from fire, theft or other casualty or cause, reasonable wear and tear excepted, prior to the Closing, shall be the responsibility of the Seller.

     Section 10.11. Sales and Transfer Taxes. Any federal, state or local conveyance, sales or transfer taxes owing on account of the transfer of the Purchased Assets to the Buyer shall be paid by the Seller.

     Section 10.12. Notices. All notices, requests, demands, and other communications required to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given by certified mail, return receipt requested, and properly addressed as follows:

     If to the Buyer:  James R. Pastena, President
                             EBI Medical Systems, Inc.
                             6 Upper Pond Road
                             Parsippany, New Jersey  07054
                             201-299-9300

     With a copy to:  Nicholas L. Gounaris
                             Division General Counsel
                             c/o Kirschner Medical Corporation
                             9690 Deereco Road
                             Timonium, Maryland  21093
                             410-560-3333
                             410-560-3376 (Fax)

     If to the Seller:  John Michael
                             Chairman of the Board and
                             Chief Executive Officer
                             Personal Diagnostics, Inc.
                             3 Entin Road
                             Parsippany, New Jersey  07054
                             201-952-9000

     With a copy to:  John P. Reilly
                             Robinson, St. John & Wayne
                             Two Penn Plaza East
                             Newark, New Jersey
                             201-491-3300
                             201-491-3333 (Fax)

     Section 10.13. Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

     Section 10.14. Waivers. Any party to this Agreement may, by written notice to the other parties, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     Section 10.15. Governing Law. This Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


THE "SELLER"

Personal Diagnostics, Incorporated

By: /s/ John H. Michael
   -------------------------------
        (signature)

John H. Michael
Chairman of the Board and
Chief Executive Officer



THE "BUYER"

EBI Medical Systems, Inc.


By: /s/ James R. Pastena
   -------------------------------
        (signature)

James R. Pastena
President



SOLELY AS TO THE PROVISIONS OF SECTION 7.02 HEREOF:

  /s/ John H. Michael
----------------------------------
John H. Michael



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